Exhibit 99

Dillard’s, Inc. Announces Additional Share Repurchase Program and Declares Cash Dividend

LITTLE ROCK, Ark.--(BUSINESS WIRE)--February 22, 2011--Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) today announced that the board of directors has authorized an additional share repurchase program authorizing the Company to repurchase up to $250 million of its Class A Common Stock. The new open-ended authorization permits the Company to repurchase its Class A Common Stock in the open market or through privately negotiated transactions. At January 29, 2011, remaining authorization under the Company’s $250 million program authorized by the board in August 2010 was $18.7 million.

Additionally, the board of directors declared a cash dividend of 4 cents per share on the Class A and Class B Common Stock of the Company payable May 2, 2011 to shareholders of record as of March 31, 2011.

CONTACT:
Dillard’s, Inc.
Julie J. Bull, 501-376-5965